Exhibit 99.1

QUARTER ENDED MARCH 31, 2015

BEHRINGERHARVARD
OPPORTUNITY REIT II, INC.

# First Quarter and Subsequent Events Overview

*As of May 28, 2015*



Arbors Harbor Town in Memphis, Tennessee

## SUMMARY

Paid a $1.00 per share special cash distribution

Multifamily investments continued to perform well

Sold two portfolio investments

Paid off loan on remaining German office property

## Multifamily Investments Continued to Perform Well

The Company's five multifamily investments continued to produce positive operating results, including improvements in average in-place effective rents. All are 90% leased or greater, except for Parkside Apartments, which is currently undergoing renovations. However, its in-service units are 93% leased.

Average Effective Rent Per Square Foot and Lease Percentage

| Property | May 2015 | May 2014 | May 2015 % Leased |
|---|---|---|---|
| Lakes of Margate | $1.42 | $1.38 | 90% |
| Arbors Harbor Town | $1.20 | $1.19 | 92% |
| Wimberly at Deerwood | $1.12 | $1.08 | 94% |
| Parkside Apartments | $1.15 | $1.10 | 93%[1] |
| Lakewood Flats | $1.50 | $1.47[2] | 93% |

[1]In-service units only, property is currently in renovation.
[2]As of October 2014 acquisition date.



Lakewood Flats in Dallas, Texas

## Paid a $1.00 Per Share Special Cash Distribution

The Company is pleased to report that on March 31, 2015, it paid to shareholders a special cash distribution of $25.7 million, or $1.00 per share. The record date of this special distribution was March 30, 2015. This recent special distribution follows a $13 million, or $0.50 per share, special cash distribution paid in September 2014. The board of directors remains focused on returning capital to shareholders and will continue to evaluate additional special cash distributions. Since its inception, the Company has paid to shareholders a total of $82.1 million in regular and special distributions, or nearly one-third of the total capital raised. The average investor in the Company has received a total of $3.18 per share in both regular and special distributions, or 31.8% assuming a $10 per share original investment. The table below illustrates the increase in total value per share since inception.

Total Value Creation Per Share Since Inception

| | April 2008 | March 2015 | Increase in Total Value |
|---|---|---|---|
| Share Price | $10.00 | $8.72 | |
| Cumulative Regular Distributions[1,2] | – | 1.18 | |
| Special Cash Distribution (2012) | – | 0.50 | |
| Special Cash Distribution (2014) | – | 0.50 | |
| Special Cash Distribution (2015) | – | 1.00 | |
| Total Value | $10.00 | $11.90 | 19% |

[1]Regular distributions paid since inception per weighted average shares outstanding for the period ended March 31, 2015. The actual regular distributions a shareholder has received will vary based on the date they invested.
[2]Assumes regular distributions were paid in cash.

In accordance with the Company's valuation policy, on the record date of this most recent special distribution, the estimated per-share value was reduced to $8.72, from the previous $9.72, reflecting the payment of the $1.00 per share special distribution.

QUARTER ENDED MARCH 31, 2015 15601 Dallas Parkway, Suite 600 Addison, TX 75001 866.655.3600 behringerinvestments.com Paid Off Loan on Remaining German Office Building After the end of the first quarter, the Company paid off the maturing $8.1 million loan on the Holstenplatz office building. This repayment helps maximize the Company’s flexibility as it continues to evaluate sales options for this property. Sold Two Portfolio Investments After beginning its transition to the asset disposition phase in the fourth quarter of 2014, the Company sold Babcock Self Storage in San Antonio, Texas, in January 2015 for a contract price of $5.4 million, generating a property-level average annual return of 30%. In February 2015, the Company sold the Alte Jakobstrasse office building in Berlin, Germany, for a contract price of €12.4 million. The Company expects to realize a positive average annual return from this investment. The annual average return will be calculated following conversion of the euro into dollars and after the final foreign tax impact has been determined. The table below summarizes the Company’s track record of maximizing value and generating positive returns from its completed investments. Simple Weighted Average Annual Return on Completed Investments (Asset-level Returns) Annual Return2 1Excludes Alte Jakobstrasse (for which returns are not yet finalized) and the Florida Medical Office Building Portfolio investment (in which one building remains). 2Excludes fees paid to the Advisor. 3Based on amount of equity invested. FORWARD-LOOKING STATEMENTS This material contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Opportunity REIT II, Inc. that are based on our current expectations, estimates, forecasts, and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this material. Such factors include those described in the Risk Factors sections of Behringer Harvard Opportunity REIT II, Inc.’s filings with the Securities and Exchange Commission. Forward-looking statements in this material speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Published 06/15 © 2015 Behringer 3014-1 OP2 Q1 Report 2015 Investments1 Average Stone Creek 139.7% PAL Loan 23.8% Inland Empire Distribution Center 51.5% Archibald Business Center 34.9% Palms of Monterrey 42.7% Parrot’s Landing 27.8% Interchange Business Center 20.9% 1875 Lawrence 1.5% Babcock Self Storage 30.1% Simple Weighted Average3 21.2% Conclusion The Company remains in the asset disposition phase of its lifecycle, with a targeted wind-up date within the 2017–18 timeframe. Key areas of emphasis include maintaining a strong balance sheet to provide flexibility, managing assets to maximize value and position them for sale, and continue to consider making additional special distributions. SECOND QUARTER UPDATE CALL Please join us for the second quarter call on Thursday, August 20, 2015 at 1:00 pm Central Time. Further details about this call will be included in the next quarterly statement. The Courtyard by Marriott in Kauai, Hawaii Thursday AUGUST 20 PORTFOLIO SUMMARY As of March 31, 2015 Eleven portfolio investments consisting of: 7 multifamily/student housing 2 office properties 1 hospitality property 1 mezzanine loan on a multifamily development II